Exhibit 99.1

Rentech, Inc.

For Immediate Release
February 13, 2004


Rentech Announces Fiscal 2004 First Quarter Results


Denver, Colorado: Rentech, Inc. (AMEX: RTK) today announced its
Financial results for the first quarter ended December 31, 2003.
(Note: Rentech's fiscal year ends September 30.)

Rentech's revenues were $1,645,665 for the three months ended December 31, 2003 as compared to $1,992,212 for the corresponding quarter in 2002.

During the first quarter of fiscal 2004, OKON, the Company's wholly owned water-based stain and sealer manufacturer and distributor, expanded its net revenues over those in the same quarter in fiscal 2003 through increased sales to wholesalers who distribute OKON's products to independent retail stores, as well as to national and retail paint manufacturers. OKON's revenues increased to $376,837 for the first quarter of fiscal 2004 up from $307,200 for the corresponding quarter of fiscal 2003, an increase of 23%.

Petroleum Mud Logging, Inc., (PML) the Company's wholly owned oil and gas field service subsidiary, continued to perform well during the first quarter of fiscal 2004, increasing its net revenues over those for the same quarter in fiscal 2003. Revenues for the first quarter were $1,078,587 in comparison to $663,131 for the first fiscal quarter of 2003, or a 63% increase.

The decrease in revenues was attributable mainly to Rentech's 56% owned REN Corporation, a manufacturer of complex microprocessor controlled industrial automation systems. REN Corporation experienced a revenue decrease to $122,510 for the first fiscal quarter of 2004 from $611,132 reported in the corresponding quarter of 2003. REN experienced a decline in contract orders for its automated test systems during the first quarter of fiscal 2004 compared to the same quarter in fiscal 2003. Rentech feels this is due to a decrease in industry orders resulting from a general economic downturn and a series of corporate reorganizations that have affected REN's historical customers, as well as deterred placements of new orders with REN. REN Corporation is looking at alternatives to increase its revenues, including an aggressive program to develop a more standardized test stand and expanded test stand servicing arrangements.

Technical Service revenues from Gas-to-Liquids decreased to $39,867 during the three months ended December 31, 2003 as compared to $325,587 during the three months ended December 31, 2002. The majority of the decrease was due to work for Texaco which decreased during the three months ended December 31, 2003 as Rentech's services to Texaco under its 1999 Technical Services Agreement ceased upon the modification in March 2003 of the Company's license agreement with Texaco and completion of the first two phases of the Department of Energy Vision
21 Early Entrance Co-Production Contract directed by Texaco.

Commenting on the first quarter results, Dennis L. Yakobson, president and CEO of Rentech, stated: "The first quarter of fiscal 2004 was encouraging as we saw a substantial increase in activity with two of our subsidiaries, OKON, and PML. Based upon our current forecasting, we feel business activity at these two companies should continue to increase. REN had a particularly slow quarter and we are taking steps which we feel should assist REN in strengthening its efforts. We do feel that there continues to be a pent up demand for the type of equipment that REN produces and REN should benefit when that demand bubble breaks."

"Rentech's GTL efforts continue to move forward. The work in our laboratories is reaping considerable benefits and adding to the strength of our core GTL technology. During the first fiscal quarter of 2004 we secured two more patents surrounding the Rentech Process Technology.
The Company also announced its involvement in a domestic GTL project That would use coal as its feedstock to produce synthesis gas for the GTL process. The initial phase of the project calls for a 40,000 barrel per day GTL facility and has been our main focus as we await the decision to move forward from the developers on the other projects we have previously announced."



RENTECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited First Fiscal Quarter 2004)


Three Months Ended

December 31

2003
2002


Total Revenues
	$	1,645,665
	$	1,992,212



Total Cost Of Sales
		1,134,176
		1,232,502



Gross Profit
	$	511,489
	$	759,710



Total Operating Expenses
		2,119,415
		2,035,477



Loss From Operations
	$	(1,607,926)
 	$	(1,275,767)



Other Income (Expenses)
		(401,617	)
		(150,759)



Minority Interest in Subsidiary's Net Loss
	$	91,900
	$	35,355



Net Loss Applicable to Common Stockholders
	$	(1,917,643)
	$	(1,391,171)



Basic and Diluted Weighted-Average Number of Common Shares Outstanding

			80,522,553

		  72,000,689



Basic and Diluted Loss per Common Share
	$	(0.02)
	$	(0.02)


Rentech, Inc., incorporated in 1981, is the developer and licensor of a patented and proprietary Fischer-Tropsch gas-to-liquids process for conversion of synthesis gas made from natural gas, industrial off-gas, or solid or liquid carbon-bearing materials into high-value fuels and chemicals. These include clean burning, ultra-low-sulfur and ultra-low-aromatic fuels (beyond detectable limits), naphtha, waxes and fuel for fuel cells.

Statements made in this report and the information incorporated by reference into this report that are not historical factual statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. This section is included for purposes of complying with those safe harbor provisions. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of Rentech and its officers and can be identified by the use of terminology such as "may," "will," "expect," "believe," "intend," "plan," "estimate," "anticipate," "should" and other comparable terms or the negative of them. In addition, we, through our senior management, from time to time make forward-looking oral and written public statements concerning our expected future operations and other developments. You are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from expectations. Factors that could affect Rentech's results include the availability of financing for the project, the decision of others as to proceeding with the project, the timing of various phases of the project, and the entry into definitive agreements with others related to the project. Any forward-looking statements, whether made in this report or elsewhere, should be considered in context with the risk factors discussed or incorporated by reference in this report and the various disclosures made by us about our businesses in our various public reports.

For more information please contact: Mark Koenig, Director of Investor Relations, Rentech, Inc. at
303-298-8008 or E-mail at mkir@rentk.com, or see the Company's web site at: www.rentechinc.com